Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of September 28, 2018 (this “Amendment”), is entered into among FTD COMPANIES, INC., a Delaware corporation (the “Company”), INTERFLORA BRITISH UNIT, a company incorporated under the Laws of England & Wales (the “UK Borrower”, and together with the Company, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).
RECITALS
WHEREAS, the Borrowers, the Guarantors, the Lenders and Bank of America, N.A., in its capacity as the Administrative Agent, Swing Line Lender and L/C Issuer, are parties to that certain Credit Agreement, dated as of July 17, 2013 (as amended or modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement as provided herein (the Existing Credit Agreement, as amended hereby, the “Credit Agreement”).
NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    Consent, Acknowledgement and Reaffirmation. By such Person’s signature below, each of the Loan Parties hereby: (a) acknowledges and consents to this Amendment and the terms and provisions hereof; (b) reaffirms the covenants and agreements contained in each Loan Document to which such Person is party, including, in each case, as such covenants and agreements may be modified by this Amendment and the transactions contemplated hereby; (c) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations is valid and subsisting, and acknowledges and agrees that this Amendment shall in no manner impair or otherwise adversely affect such Liens, except as explicitly set forth herein; (d) acknowledges that this Amendment is limited to the extent specifically set forth herein and shall not be deemed a waiver of, or a consent to a departure from, any other term, covenant, provision or condition set forth in the Credit Agreement and (e) confirms that each Loan Document to which such Person is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects, except that upon the effectiveness of this Amendment, all references in such Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean the Credit Agreement and the other Loan Documents, as the case may be, as in effect and as modified by this Amendment.
2.    Amendments.
(a)The following definitions appearing in Section 1.01 of the Existing Credit Agreement are hereby amended to read as follows:

“Applicable Rate” means, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.01(d):

Pricing Tier	Consolidated Net Leverage Ratio	Commitment Fee	Letters of Credit Fee	Eurocurrency Rate Loans	Base Rate Loans
6	> 7.00 to 1.0	0.50%	7.50%	7.50%	6.50%
5	< 7.00 to 1.0 but > 6.00 to 1.0	0.50%	6.50%	6.50%	5.50%
4	< 6.00 to 1.0 but > 5.00 to 1.0	0.50%	5.50%	5.50%	4.50%
3	< 5.00 to 1.0 but > 4.00 to 1.0	0.50%	4.50%	4.50%	3.50%
2	< 4.00 to 1.0 but > 2.75 to 1.0	0.50%	3.50%	3.50%	2.50%
1	< 2.75 to 1.0	0.50%	2.50%	2.50%	1.50%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 7.01(d), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Fourth Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.01(d) for the twelve month period ending October 31, 2018 shall be determined based upon Pricing Tier 4.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period (excluding, however, (i) any interest expense not payable in Cash (including amortization of discount, amortization of debt issuance costs and interest paid-in-kind or added to the existing principal amount) and (ii) original issue discount, financing fees, including those paid in connection with the Second Amendment, the Third Amendment and the Fourth Amendment, redemption premiums and agent fees).
“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any applicable period, the ratio of (a) the sum of (i) Consolidated Adjusted EBITDA for the consecutive four Fiscal Quarters (or consecutive twelve months, if applicable) ending on such day minus (ii) current taxes based on income of Company and its Restricted Subsidiaries and paid in Cash with respect to such period minus (iii) Consolidated Maintenance Capital Expenditures for such period minus (iv) Restricted Junior Payments paid in Cash during such period to (b) the sum of (i) Consolidated Cash Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period.
“Consolidated Net Leverage Ratio” means, as of the last day of the applicable period, the ratio of (i)(a) as of such day (and without duplication), (1) all indebtedness of the Company and its Restricted Subsidiaries for borrowed money including but not limited to senior bank Indebtedness, senior notes, and Subordinated Indebtedness, (2) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (3) issued and outstanding letters of credit, bank guaranties or similar instruments, (4) any obligation entered into after the Third Amendment Effective Date and owed for all or any part of the deferred purchase price of property or services (excluding (i) any such obligations incurred under ERISA, (ii) any such obligations subject to the satisfaction of a condition or contingency but only to the extent of the portion of such obligations subject to such condition or contingency and only as long as such condition or contingency has not been satisfied and (iii) renewals of any such existing agreements), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument, (5) all obligations in respect of Disqualified Equity, (6) all Indebtedness secured by any Lien on any property or asset owned or held by the Company or any of its Restricted Subsidiaries regardless of whether the Indebtedness secured thereby shall have been assumed by the Company or such Restricted Subsidiary or is nonrecourse to the credit of the Company or such Restricted Subsidiary (excluding insurance premium financing) and (7) Contingent Obligations consisting of guarantees by the Company and its Restricted Subsidiaries in respect of the foregoing obligations of another Person, minus (b) all unrestricted Cash or Cash Equivalents of the Company and its Restricted Subsidiaries in an amount not to exceed $12,500,000 (which unrestricted Cash and Cash Equivalents shall be deemed to include all Cash and Cash Equivalents that are subject to the Liens created by or pursuant to this Agreement and the Loan Documents but no other Liens other than Permitted Encumbrances) to (ii) Consolidated Adjusted EBITDA for the consecutive four Fiscal Quarters (or, if applicable, the consecutive twelve months) ending on such day.
“Designated Asset Sale” means the disposition of certain assets or subsidiaries of Provide Commerce, Inc.
“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Maturity Date.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, or three months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date.

“Letter of Credit Sublimit” means an amount equal to $1,767,000 through and including September 30, 2018 and $1,525,000 thereafter. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments.
“Swing Line Sublimit” means an amount equal to $0. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments.
(b)The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order to read as follows:

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“Fourth Amendment Effective Date” means September 28, 2018.

(c)Section 2.02 of the Existing Credit Agreement is hereby amended to add a new subsection (g) which will read as follows:

(g)    On October 1, 2018, all Eurocurrency Rate Loans shall be converted to Base Rate Loans and during the period from and after the Fourth Amendment Effective Date through October 31, 2018, none of the Borrowers shall be entitled to borrow any Eurocurrency Rate Loans, continue any Eurocurrency Rate Loans or convert any Base Rate Loans to Eurocurrency Loans, in each case without the consent of the Required Lenders.
(d)Section 2.03(a)(ii) of the Existing Credit Agreement is hereby amended to read as follows:
(ii)    The L/C Issuer shall not issue any Letter of Credit from and after the Fourth Amendment Effective Date.
(e)Section 2.05(b)(iv) of the Existing Credit Agreement is hereby amended to read as follows:
(iv)    Asset Sales and Recovery Events. Immediately following any Asset Sale or Recovery Event, the Company shall prepay the Term Loan (in the inverse order of maturity) in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Company or any Restricted Subsidiary from all Asset Sales and Recovery Events, other than (A) the Designated Asset Sale which will be governed by Section 2.05(b)(ix) and (B) Asset Sales permitted by Sections 8.07(c), (f), (g), (i), (j), (k), (l), (m), (n) and (o).

(f)Section 2.05(b)(viii) of the Existing Credit Agreement is hereby amended to read as follows:

(viii)    Limited Availability Period. Each Borrower shall immediately prepay Revolving A Loans, Revolving B Loans and/or Swing Line Loans made to it, and/or the Company shall Cash Collateralize the L/C Obligations, in an aggregate amount as is necessary to cause the sum of the Total Revolving A Outstandings plus the Outstanding Amount of all Revolving B Loans to not exceed (A) during the period from and including May 31, 2018 through and including September 30, 2018, $150,000,000, (B) during the period from and including October 1, 2018 through and including October 31, 2018, $155,000,000, (C) during the period from and including November 1, 2018 through and including December 31, 2018, $175,000,000, and (D) during the period from and including January 1, 2019 through and including the Maturity Date, $150,000,000.
(g)A new subclause (iv) is hereby added to Section 2.09(b) of the Existing Credit Agreement to read as follows:

(iv)    Unless otherwise waived by the Required Lenders, the Company shall pay to the Administrative Agent, for the account of each Revolver Lender with any Revolving B Commitments, in accordance with its Applicable Percentage of the Revolving B Commitments, a fee in Dollars equal to the product of (A) 2.50% per annum times (B) the actual daily amount of the Aggregate Revolving B Loans. Such fee shall be due and payable monthly in arrears on the last Business Day of each calendar month, commencing with the first such date to occur after the Fourth Amendment Effective Date, and on the Maturity Date.
(h)Section 5.02(e) of the Existing Credit Agreement is hereby amended to read as follows:

(e)    Such Credit Extension (i) would not require the Borrowers to make mandatory prepayments of the Loans or Cash Collateralize Letters of Credit pursuant to Section 2.05(b)(viii) or (ii) after giving effect to the proposed use of proceeds thereof, would not cause Consolidated Cash-on-Hand to exceed $20,000,000.
(i)Section 7.01(b) of the Existing Credit Agreement is hereby amended to read as follows:

(b)    Quarterly and Other Interim Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter (and for purposes of compliance with financial covenants measured as of the trailing twelve months ending October 31, 2018, within 45 days after October 31, 2018), other than the last Fiscal Quarter of any Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal period (or trailing twelve month period if applicable) and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal period (or trailing twelve month period if applicable) and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;
(j)Section 7.01(o) of the Existing Credit Agreement is hereby amended to read as follows:

(o)    Perfection Certificate. Within two weeks of the Fourth Amendment Effective Date, a perfection certificate, in form and substance satisfactory to the Administrative Agent, describing all assets of the Company and its Subsidiaries, including, without limitation, the locations of any material tangible assets and the ownership of any Subsidiaries.
(k)Section 7.09(a) of the Existing Credit Agreement is hereby amended to read as follows:

(a)    Additional Mortgages, Etc. From and after the Fourth Amendment Effective Date, in the event that (i) the Company or any Guarantor owns or acquires any fee interest in real property with a value in excess of $1,000,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee interest in real property with a value in excess of $1,000,000, in each case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where the Company and its Restricted Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent, the Company or such Guarantor shall deliver to the Administrative Agent, as soon as practicable after such Person acquires such Real Property Asset or becomes a Guarantor, as the case may be, a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Real Property Asset and such opinions, documents, title insurance and environmental reports as may be reasonably required by the Administrative Agent.
(l)Section 7.12(b) of the Existing Credit Agreement is hereby amended to read as follows:

(b)    Commencing on October 2, 2018 and on a weekly basis thereafter (no later than Tuesday close of business of each week), the Company shall conduct a telephonic conference call with the Administrative Agent and, if requested, the Lenders, for purposes of updating the Administrative Agent and the Lenders on the progress towards the Borrowers’ “Corporate Restructuring and Cost Savings Plan” and its review of strategic alternatives. At the request of the Administrative Agent, the Borrowers will cause its financial advisors to participate on the call. In addition to the foregoing, Borrowers will deliver to the Administrative Agent (on a weekly basis) written updates prepared by Moelis & Company regarding the progress with respect to review of the Borrowers’ strategic alternatives. Such weekly updates shall be subject to the confidentiality provisions of this Agreement in all respects and the Company shall not be required to disclose any information that would violate obligations of the Company or any of its Affiliates set out in any confidentiality agreements related to any divesture.

(m)Section 7.12(c) of the Existing Credit Agreement is hereby amended to read as follows:

(c)    The Loan Parties shall deliver to the Administrative Agent (for distribution to the Lenders):

(i)    commencing on October 5, 2018 and continuing on the first Friday of each calendar month thereafter, a 13-week cash flow forecast (“Budget”), in form and detail reasonably acceptable to the Administrative Agent, which forecast shall detail all sources and uses of cash on a weekly basis; and

(ii)    commencing October 4, 2018, on the fourth Business Day of each week following the end of each week set forth in the Budget, in form and detail reasonably acceptable to the Administrative Agent, a report that sets forth for the immediately preceding week, and cumulatively, a comparison of the Company’s actual cash receipts for, cash disbursements for, and availability under the Revolving Commitments as of the end of, such week to the Company’s projected cash receipts for, cash disbursements for, and availability under the Revolving Commitments as of the end of, such week as set forth in the Budget (the “Variance Report”).

(m)Section 7.13 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.13    Maximum Cash-on-Hand.
If at any time Consolidated Cash-on-Hand exceeds $20,000,000 for any three consecutive Business Day period thereafter, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, an amount equal to the amount by which (x) Consolidated Cash-on-Hand exceeds (y) $20,000,000 as of the close of business on such third Business Day.  These payments shall be applied to the outstanding Revolving Loans in a manner consistent with Section 2.05(a).  The amount of any such payment shall be certified by the Company to the Administrative Agent on the applicable payment date in a form reasonably acceptable to the Administrative Agent. For purposes hereof, “Consolidated Cash-on-Hand” means, as of any day, the sum of the amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries, on a consolidated basis, less the amount of any payments which have been issued by the Company and its Restricted Subsidiaries, but which have not yet cleared their respective accounts.
(n)Section 8.03(h) of the Existing Credit Agreement is hereby amended to read as follows:

(h)    the Company and its Restricted Subsidiaries may make loans (financing equipment sold by the Company and its Restricted Subsidiaries) or equipment leases to customers doing business with the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10,600,000 at any time outstanding (with the principal amount of such leases to be deemed to be equal to the discounted present value, at a market rate of interest, of the remaining rental payments plus any residual value of the leased equipment as shown on the Company’s financial statements);
(o)Section 8.03(i) of the Existing Credit Agreement is hereby amended to read as follows:

(i)    [reserved];
(p)Section 8.03(n) of the Existing Credit Agreement is hereby amended to read as follows:

(n)    [reserved];
(q)Section 8.04(f) of the Existing Credit Agreement is hereby amended to read as follows:

(f)    [reserved];
(r)Section 8.04(i) of the Existing Credit Agreement is hereby amended to read as follows:

(i)    Contingent Obligations with respect to guarantees by the Company and its Restricted Subsidiaries of lease obligations of Floral Support Center SPEs in an aggregate amount not to exceed $2,500,000 at any time outstanding.
(s)Section 8.06 of the Existing Credit Agreement is hereby amended to read as follows:

8.06    Financial Covenants.
(a)    Maximum Consolidated Net Leverage Ratio. The Company shall not permit the Consolidated Net Leverage Ratio as of the last day of the most recently ended applicable period ending on the dates set forth below to exceed the correlative ratio indicated for such period (or period including such Fiscal Quarter or twelve month period):

Period	Ratio
Twelve month period ending 10/31/18	6.25 to 1.0
Four Fiscal Quarter Period Ending 12/31/18	3.75 to 1.0
Four Fiscal Quarter Period Ending 3/31/19	2.75 to 1.0
Four Fiscal Quarter Period Ending 6/30/19	2.50 to 1.0
Four Fiscal Quarter Period Ending 9/30/19	3.50 to 1.0
(b)    Minimum Consolidated Fixed Charge Coverage Ratio. The Company shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended applicable period ending on the dates set forth below to be less than the correlative ratio indicated for such period (or period including such Fiscal Quarter or twelve month period):

Period	Ratio
Twelve month period ending 10/31/18	0.70 to 1.0
Four Fiscal Quarter Period Ending 12/31/18	1.10 to 1.0
Four Fiscal Quarter Period Ending 3/31/19	1.35 to 1.0
Four Fiscal Quarter Period Ending 6/30/19	1.65 to 1.0
Four Fiscal Quarter Period Ending 9/30/19	1.75 to 1.0

(t)Section 8.07(d) of the Existing Credit Agreement is hereby amended to read as follows:

(d)    the Company and its Restricted Subsidiaries (i) may make Asset Sales so long as, after giving effect thereto, the aggregate fair market value of all assets transferred pursuant to this subclause (i) does not exceed $1,000,000 and (ii) may sell the Company’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois; provided that (A) Required Lenders have consented to the sale, (B) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and (C) 100% of the consideration received shall be Cash or Cash Equivalents;
(u)Section 8.14 of the Existing Credit Agreement is amended to read as follows:

8.14    Capital Expenditures.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, permit the aggregate amount of Consolidated Capital Expenditures to be greater than (i) $28,000,000, for the most recently ended period of two Fiscal Quarters ending on June 30, 2018, (ii) $31,000,000 for the most recently ended period of three Fiscal Quarters ending on September 30, 2018, (iii) $34,000,000 for the most recently ended period of ten calendar months ending on October 31, 2018, (iv) $42,000,000 for the most recently ended period of four Fiscal Quarters ending on December 31, 2018, (v) $42,000,000 for the most recently ended period of four Fiscal Quarters ending on March 31, 2019, and (vi) $40,000,000 for the most recently ended period of four Fiscal Quarters ending on June 30, 2019.
(v)Section 9.01(b)(i) of the Existing Credit Agreement is hereby amended to read as follows:

(i)    Failure of the Company or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 9.01(a)), Contingent Obligations in respect of Indebtedness, Hedging Obligations or letters of credit in an aggregate principal amount of $2,500,000 or more, in each case beyond the end of any grace period provided therefor (provided that, in the case of any Hedging Obligation, the amount counted for this purpose shall be the amount payable by the Company or any of its Restricted Subsidiaries if such Hedging Obligation were terminated at such time); or
(w)Section 9.01(g)(ii)(D) of the Existing Credit Agreement is hereby amended to read as follows:

(D)    enforcement of any Lien over any assets of any Relevant UK Entity having a value of at least $1,000,000,
(x)Section 9.01(h) of the Existing Credit Agreement is hereby amended to read as follows:

(h)    Judgments and Attachments. (i) Any money judgment, writ or warrant of attachment, distress, execution or similar process in any jurisdiction involving in the aggregate at any time an amount in excess of $10,000,000, in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be entered or filed against the Company or any of its Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days (in any event later than five days prior to the date of any action to foreclose or collect upon its judgment); or
(y)Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated in the form attached hereto as Annex A.

3.    Effectiveness; Conditions Precedent. This Amendment shall be and become effective as of date hereof when all of the conditions set forth in this Section 3 shall have been satisfied.
(a)    Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of each Borrower, each Guarantor, the Administrative Agent and the Required Lenders.
(b)    Opinions of Counsel. The Administrative Agent shall have received favorable opinions of legal counsel to the Borrowers and the Guarantors, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)    Organization Documents, Resolutions, Etc. The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:
(i)    copies of the Organization Documents of each U.S. Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such U.S. Loan Party to be true and correct as of the date hereof (or a certification that such Organization Documents have not been amended since the Second Amendment Effective Date);
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each U.S. Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such U.S. Loan Party is a party (or, with respect to incumbency certificates, a certification that the Responsible Officers listed on the incumbency certificates delivered on the Second Amendment Effective Date have not changed);
(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each U.S. Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation; and
(iv)    in relation to the UK Borrower, (A) a copy of a resolution of the board of directors of the UK Borrower (1) approving the terms of, and the transactions contemplated by, this Amendment and resolving that it execute this Amendment, (2)

authorizing a specified person or persons to execute this Amendment on its behalf, and (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Amendment; (B) a certificate of the UK Borrower (signed by a director) confirming that the constitutional documents and resolution of the board of directors of the UK Borrower are correct, complete and in full force and effect as at a date no earlier than the date of this Amendment; and (C) copies of the Organization Documents of the UK Borrower (or a certification that such Organization Documents have not been amended since the Second Amendment Effective Date).
(d)    KYC; Beneficial Ownership Certification. Upon the reasonable request of any Lender made at least five days prior to the Closing Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver to the Administrative Agent and the Lenders, a Beneficial Ownership Certification in relation to such Borrower
(e)    Fees. The Company shall have paid to the Administrative Agent, for its own account and for the account of the Lenders executing this Amendment, as applicable, all fees required to be paid in connection with this Amendment.
4.    Expenses. The Loan Parties agree to reimburse the Administrative Agent for all reasonable documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the (a) reasonable documented fees and expenses of Moore & Van Allen PLLC, and (b) the fees and expenses of FTI Consulting, Inc.
5.    Ratification; Acknowledgment. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Amendment is a Loan Document.
6.    Representations. Each Loan Party represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    The execution and delivery of this Amendment does not violate, contravene or conflict with any provision of its Organization Documents.
(d)    The Obligations are not subject to any offsets, defenses or counterclaims.
(e)    No Default exists on and as of the date of this Amendment.

(f)    After giving effect to this Amendment, the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of the date hereof unless they specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.
(g)    As of the Fourth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
7.    Lender Representations, Warranties and Covenant. Each Lender party hereto represents and warrants that, after giving effect to this Amendment, the representations and warranties of such Lender set forth in Section 10.12 of the Credit Agreement are true and correct as of the date of this Amendment. Each Lender party hereto hereby agrees to comply with the covenants applicable to such Lender set forth in Section 10.12 of the Credit Agreement.
8.    Successors and Assigns; No Third Party Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Amendment.
9.    Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.
10.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.    Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and any documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Amendment or the other Loan Documents.
12.    Release. In consideration of the agreements of the Administrative Agent and the Required Lenders set forth in this Amendment, the Loan Parties hereby release and forever discharge the Administrative Agent, each L/C Issuer, the Swing Line Lender, the Lenders and the Administrative Agent’s, each L/C Issuer’s, the Swing Line Lender’s and each Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents through and including the Fourth Amendment Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any member of the Lender Group.

13.    No Actions, Claims. Each Loan Party represents, warrants, acknowledges and confirms that, as of the date hereof, it has no knowledge of any action, cause of action, claim, demand, damage or liability of whatever kind or nature, in law or in equity, against any member of the Lender Group arising from any action by such Persons, or failure of such Persons to act, under or in connection with any of the Loan Documents.
14.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.
15.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.
COMPANY:            FTD COMPANIES, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President and Chief Financial Officer

UK BORROWER:	INTERFLORA BRITISH UNIT,
a company incorporated under the Laws
of England & Wales
By: /s/ Rhys J. Hughes
Name: Rhys J. Hughes
Title: Director
GUARANTORS:        FLORISTS’ TRANSWORLD DELIVERY, INC.,
a Michigan corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD GROUP, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD.CA, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer

FTD.COM INC.,
a Florida corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE COMMERCE, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE CARDS, INC.,
a California corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE CREATIONS, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
GIFTCO, LLC,
a Delaware limited liability company
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD MOBILE, INC,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE
AGENT:            BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Gavin Shak
Name: Gavin Shak
Title: Assistant Vice President

LENDERS:            BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender
By: /s/ John Schuessler
Name: John Schuessler
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Tracie Plummer
Name: Tracie Plummer
Title: Director

BMO HARRIS BANK N.A.,
as a Lender
By: /s/ L. M. Junior Del Brocco
Name: L. M. Junior Del Brocco
Title: Senior Vice President

BANK OF MONTREAL,
as a Lender
By: /s/ Jack J. Kane
Name: Jack J. Kane
Title: Managing Director

COMPASS BANK,
as a Lender
By: /s/ John McCurdy
Name: John McCurdy
Title: SVP

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Terry A. Graffis
Name: Terry A. Graffis
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Fred Schimel
Name: Fred Schimel
Title: Vice President

MUFG UNION BANK, N.A.,
as a Lender
By: /s/ Malcolm D. McDuffie
Name: Malcolm D. McDuffie
Title: Director

REGIONS BANK,
as a Lender
By: /s/ Arthur E. Cutler
Name: Arthur E. Cutler
Title: Senior Vice President

FIRST BANK OF HIGHLAND PARK,
as a Lender
By: /s/ Lynn M. Rosinsky
Name: Lynn M. Rosinsky
Title: Senior Vice President

FCS COMMERCIAL FINANCE GROUP, FOR AGCOUNTRY FARM CREDIT SERVICES, PCA, as a Lender

By: /s/ Eric Born
Name: Eric Born
Title: Vice President

COMPEER FINANCIAL, PCA successor to 1st FARM CREDIT SERVICES, PCA, as a Lender

By: /s/ Corey J. Waldinger
Name: Corey J. Waldinger
Title: Director, Capital Markets

ANNEX A

Schedule 2.01
Commitments and Applicable Percentages

Lender	Revolving A Commitment	Applicable Percentage of Revolving A Commitment	Revolving B Commitment	Applicable Percentage of Revolving B Commitment	L/C Commitment[1]	Swing Line Commitment[2]
Bank of America, N.A.	$34,188,715	22.792476667%	$6,504,702	26.018808000%	$25,000,000	$15,000,000
Wells Fargo Bank, National Association	$25,950,470	17.300313333%	$4,937,304	19.749216000%	$0	$0
BMO Harris Bank, N.A.	$16,064,577	10.709718000%	$0	0.000000000%	$0	$0
Bank of Montreal	$0	0.000000000%	$3,056,426	12.225704000%	$0	$0
Compass Bank	$14,828,840	9.885893333%	$2,821,317	11.285268000%	$0	$0
PNC Bank, National Association	$14,828,840	9.885893333%	$2,821,317	11.285268000%	$0	$0
MUFG Union Bank, N.A.	$9,062,069	6.041379333%	$1,724,138	6.896552000%	$0	$0
Regions Bank	$7,414,420	4.942946667%	$1,410,658	5.642632000%	$0	$0
HSBC Bank USA, National Association	$9,062,069	6.041379333%	$1,724,138	6.896552000%	$0	$0
First Bank of Highland Park	$7,200,000	4.800000000%	$0	0.000000000%	$0	$0
FCS Commercial Finance Group for AgCountry Farm Credit Services, PCA	$5,700,000	3.800000000%	$0	0.000000000%	$0	$0
1st Farm Credit Services, PCA	$5,700,000	3.800000000%	$0	0.000000000%	$0	$0
TOTAL	$150,000,000	100%	$25,000,000	100%	$25,000,000	$15,000,000

1In such institution’s capacity as an L/C Issuer.
2In such institution’s capacity as Swing Line Lender.